Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-1/A4 of our report dated June 7, 2011 with respect to the audited balance sheets of Starflick.com (the Company) as of March 31, 2011 and the related statements of expenses, stockholders’ equity (deficit) and the cash flows for the year ended March 31, 2011 and the period from March 24, 2011 (inception) through March 31, 2011.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

MALONEBAILEY, LLP
MaloneBailey, LLP
www.malone-bailey.com
Houston, Texas

December 15, 2011